Exhibit 99.1

Investor Relations Contact:

Raphael Gross

203-682-8253

investors@frgi.com

Fiesta Restaurant Group, Inc. CEO Richard Stockinger Issues Letter to Shareholders

DALLAS, Texas (May 25, 2017) – Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, today shared the following letter with shareholders written by the Company’s newly appointed Chief Executive Officer, President and Director, Richard Stockinger:

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Dear Fellow Shareholders,

When I joined Fiesta three months ago, I knew I was embarking on a journey that would begin with a revitalization. However, this is not new terrain for me. As I have done at previous companies, within the first few months as CEO, I commenced a methodical and objective assessment of Fiesta. What I found was what I expected to find: two great brands with tremendous potential, a cult like customer following and amazing employees who share my passion for the restaurant business. However, as I also expected, I found many areas where we can do better for our guests and Fiesta.

With the full backing and encouragement of the Board, we carefully crafted a detailed Renewal Plan, which we talked about on our most recent quarterly conference call. The Renewal Plan targets the specific opportunities identified through months of digging deep into every aspect of our brands. Implementation of the Renewal Plan began immediately and shortly thereafter, we closed 30 stores that contributed approximately $14.6 million in operating losses last year. This was followed by reductions in general and administrative costs of approximately $7.5 million on an annualized basis.

Numerous initiatives are underway and our team is energized, completely engaged and focused on execution. We are quickly developing positive momentum, and expect our plan to continue to create significant and sustainable value for all of Fiesta’s shareholders. This will not happen overnight and we still have much work to do, but we firmly believe that we will look back upon this time as a positive inflection point. This remains a critical juncture for our Company.

Yesterday, a dissident shareholder who is seeking to replace board members with its own nominees issued their own “plan”, which lacks the analytical rigor and insight upon which our Renewal Plan is based. Our Renewal Plan and the work we are doing requires much more than throwing out lofty, unsubstantiated, artificial financial targets. It requires rolling up your sleeves and digging into the details of the business in the way we did in developing the Renewal Plan. Perhaps most distressing is that they didn’t present their “plan” to us upon my arrival three months ago, or at any time during many conversations they had with me or our directors during the past ten months. Rather, the dissidents waited until yesterday – two weeks before the annual meeting – to share it. I find this course of action frustrating and an unnecessary distraction.

Some of what they propose in their “plan” has already been thoughtfully considered by management and the Board. Much of it reflects misrepresentations of the facts and a misunderstanding of our reality and business. For example, they are advancing a false narrative that Fiesta maintains three corporate offices. In fact, Fiesta has only one corporate office in Dallas and two significantly smaller regional offices, with many support employees primarily based in the field. In addition, and more concerning, revamping our infrastructure as the dissidents propose during the early stages of our Renewal Plan would carry a huge risk of distraction and disruption. This could result in our losing control of the turnaround process.

The best path forward for all shareholders is for us to remain on our current course. Based on my decades of experience leading restaurant companies, I have conviction that our Renewal Plan will build the strong foundation that we need to succeed over the long-term. Changing course now, and abandoning the Renewal Plan, is not in the best interests of Fiesta’s shareholders.

Now is not the time for the distraction of competing priorities and disruptions in the Boardroom. Now is the time to continue to execute. As you consider how you will cast your vote for directors in the next two weeks, I strongly urge you to consider the foregoing. And as I’m sure we all agree, I deeply and sincerely look forward to creating value for all shareholders.

Best regards,

/s/ Richard Stockinger
Richard Stockinger
Chief Executive Officer
Fiesta Restaurant Group, Inc.

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About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual restaurants that offer distinct and unique tropical and Mexican inspired flavors with broad appeal at a compelling value. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2017 Annual Meeting of Stockholders. The Company has filed a proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in connection with the 2017 Annual Meeting of Stockholders. Stockholders can obtain the proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. These documents are also available at no charge at the Company’s website at www.frgi.com in the section “Investor Relations.”

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions. In addition, expressions of Fiesta’s strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta’s control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta’s filings with the Securities and Exchange Commission.

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